Exhibit 99.1

Media Contact: Autumnn Mahar
Media Contact: Autumnn Mahar	Investor Relations Contact: Amy Mendenhall
Email: amahar@arcb.com	Email: invrel@arcb.com
Phone: 479-494-8221	Phone: 479-785-6200

ArcBest Announces Retirement and Succession of Chief Innovation Officer and President of ArcBest Technologies

FORT SMITH, Arkansas, September 26, 2024 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, announced today that Michael Newcity, chief innovation officer and president of ArcBest Technologies, will retire in December 2024 after a career of over 30 years with the company. Dennis Anderson, currently chief strategy officer, will succeed Newcity while continuing to lead ArcBest’s strategy, marketing and customer experience functions.

Newcity has served as chief innovation officer at ArcBest since 2015. A champion of innovation, he has been instrumental in advancing enterprise initiatives in business intelligence, strategy management and digital transformation. Newcity joined the company in 1993 as a programmer and rose through various management roles, including chief financial officer and chief information officer before transitioning into his current leadership role in innovation and technology.

“Michael has made significant contributions to ArcBest in his time with our company. His creative spirit and forward-thinking approach have been valuable as ArcBest transformed into a leading logistics company,” said Judy R. McReynolds, ArcBest chairman and CEO. “Despite a rapidly changing environment, Michael has kept ArcBest at the leading edge of technology, from operationalizing the use of AI and advanced analytics to overseeing the development and commercialization of disruptive technologies like Vaux, our groundbreaking, patented freight movement system. I thank Michael for his service to our company and wish him, his wife and their family the very best.”

Under Newcity’s leadership, ArcBest reimagined its technology and innovation functions, making them an integral pillar of the company’s strategy. Across the enterprise, ArcBest manages an active portfolio of transformative initiatives that are tightly aligned with its strategy to deliver growth and efficiency through innovation.

“I am so fortunate to have spent over 30 years at ArcBest. This is an incredible organization, full of people who are inventive, smart and driven to disrupt our industry and provide our customers with solutions that transform their supply chains,” Newcity said. “It has been an honor to serve as chief innovation officer of ArcBest and president of ArcBest Technologies. I have been truly blessed to work with Judy and the entire ArcBest team.”

Dennis Anderson’s appointment as Newcity’s successor underscores ArcBest’s robust succession planning. Anderson joined the organization 21 years ago as a pricing analyst and progressed through the organization moving into strategic planning, becoming chief customer officer in 2020 and most recently serving as chief strategy officer. A strong customer advocate, his leadership and expertise have been vital in advancing ArcBest’s strategy management efforts.

“It has been a privilege to collaborate closely with Michael and his team for years, finding ways to better serve our customers’ evolving needs. I’m excited to build upon the powerful foundation they established and continue driving growth, efficiency and innovation at ArcBest,” said Anderson. “It is an honor to have a front-row seat as ArcBest leads the way in revolutionizing our industry.”

Technology and innovation are critical enablers to driving positive change for ArcBest through improved systems and customer-facing solutions and platforms. ArcBest remains committed to its strategic direction and is well-positioned for growth during this transition and beyond.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 15,000 employees across 250 campuses and service centers, the company is a logistics powerhouse, using its technology, expertise and scale to connect shippers with the solutions they need — from ground, air and ocean transportation to fully managed supply chains. ArcBest has a long history of innovation that is enriched by deep customer relationships. With a commitment to helping customers navigate supply chain challenges now and in the future, the company is developing ground-breaking technology like Vaux™, one of the TIME Best Inventions of 2023. For more information, visit arcb.com.

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